UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 17, 2004

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California  91107

(Address of principal executive office and zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                          Results of Operations and Financial Condition

On December 17, 2004, Tetra Tech, Inc. (the “Company”) issued a press release regarding the matters discussed under Item 4.02 below, which include the Company’s decision to restate its financial statements for the fiscal years ended September 28, 2003, September 29, 2002 and September 30, 2001.  The press release is attached as Exhibit 99.1 hereto.

The information in Item 2.02 of this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the ”Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 4.02                                             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 15, 2004, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) and the management of the Company concluded that the financial statements of the Company for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003 should no longer be relied upon.  The Audit Committee agreed with management of the Company that the Company will have to restate its financial statements and related information therein for fiscal years 2001 through 2003 primarily to reflect the appropriate accounting treatment for certain legal proceedings described in the Company’s Current Report on Form 8-K dated November 17, 2004.  These accounting adjustments will not adversely affect the Company’s fiscal 2004 operating results.

In December 2002, a Washington County Court in Bartlesville, Oklahoma rendered a judgment for $4.1 million and unquantified legal fees against the Company in a contract dispute with Horsehead Industries, Inc., doing business as Zinc Corporation of America (“ZCA”).  Prior to this judgment, in April 2002, the Court dismissed with prejudice the Company’s counter-claims relating to receivables due from ZCA and other costs.  In February 2004, the Court ordered the Company to pay ZCA approximately $2.6 million in attorneys’ and consultants’ fees and expenses, together with post-judgment interest.  The Company recorded a $4.1 million reserve related to this judgment in fiscal 2002.  The Company has posted bonds and filed appeals with respect to the judgment and the associated award for fees and expenses, and is also pursuing other legal alternatives related to the case.

In a separate matter, the Company had a net receivable of $1.0 million from a Washington-based company as of September 30, 2002 relating to a design and construction contract.  Disputes arose during fiscal 2001 and fiscal 2002, and although the Company is continuing its attempts to recover amounts directly from the contractor and third parties, it is unclear whether these efforts will be successful.

The Company’s restatements result from a determination that certain charges related to the matters described above should have been recorded primarily in fiscal 2002 and, to a lesser extent, in fiscal 2001 and fiscal 2003.  The Company is also finalizing its evaluation of several other minor issues and expects to complete its work shortly.  The Company expects that the aggregate effect on income, net of tax, will range from $3.0 million to $5.0 million during the three-year period.  Accordingly, the previously issued financial statements for these periods should no longer be relied upon.  These adjustments are subject to audit by the Company’s prior independent auditors.

In order to finalize its restated prior year financial statements, the Company is filing a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission, seeking a 15-day extension to file its Annual Report on Form 10-K for fiscal 2004.

The Audit Committee and the management of the Company discussed the matters disclosed in this filing with both its current independent registered public accounting firm and its former independent registered public accounting firm for fiscal years 2001, 2002 and 2003.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

		99.1	Press Release dated December 17, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	December 17 , 2004	By:	/s/ DAVID W. KING
David W. King
Executive Vice President and Chief Financial Officer